Exhibit 99.1

FOR IMMEDIATE RELEASE

Bullpen Parlay Acquisition Company Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing January 24, 2022

January 21, 2022

SAN FRANCISCO—(BUSINESS WIRE)—-Bullpen Parlay Acquisition Company (the “Company”) announced today that commencing January 24, 2022, holders of the units sold in the Company’s initial public offering of 23,000,000 units may elect to separately trade the Class A ordinary shares and warrants included in the units. The Class A ordinary shares and warrants that are separated will trade on the Nasdaq Global Market (the “Nasdaq”) and trade under the ticker symbols “BPAC” and “BPACW,” respectively. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Holders of the units will need to have their brokers contact American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Citigroup Global Markets Inc. acted as the sole book-running manager for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bullpen Parlay Acquisition Company

Bullpen Parlay Acquisition Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.